Exhibit 3.1

HABERSHAM BANCORP

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

Habersham Bancorp, a corporation organized and existing under the laws of the State of Georgia (the “Corporation”), in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code, hereby amends the Corporation’s Articles of Incorporation (as amended, the “Articles”) as follows:
1.

The name of the Corporation is Habersham Bancorp.

2.

Article 5A of the Articles of Incorporation of the Corporation is hereby amended by deleting Article 5A in its entirety and inserting in lieu thereof a new Article 5A as follows:

“ARTICLE 5A

“The Corporation shall have the authority to issue Fifty Million (50,000,000) shares of common stock, $1.00 par value per share.”

3.

The Board of Directors of the Corporation duly adopted the amendment set forth in Article 2 of these Articles of Amendment on April 1, 2010.  The shareholders of the Corporation duly adopted the amendment set forth in Article 2 of these Articles of Amendment in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code at the annual meeting of shareholders held on May 15, 2010.

4.

All other provisions of the Articles of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has executed these Articles of Amendment on this 17th day of May, 2010.

HABERSHAM BANCORP
By: /s/ David D. Stovall
Name: David D. Stovall
Title: President and CEO

HABERSHAM BANCORP
ARTICLES OF AMENDMENT
to the
ARTICLES OF INCORPORATION

Habersham Bancorp, a corporation organized and existing under the laws of the State of Georgia (the “Corporation”), in accordance with the provisions of Section 14-2-602 of the Georgia Business Corporation Code, hereby amends the Corporation’s Articles of Incorporation (as amended, the “Articles”) as follows:

ARTICLE I

The name of the Corporation is “Habersham Bancorp.”

ARTICLE II

These Articles of Amendment hereby add the following Article 5B(2) to the Articles, to designate and set forth the designations, preferences, limitations and relative rights of a new series of Preferred Stock.  Any terms used but not defined in this Article II shall have the meanings set forth in the Articles.

“ARTICLE 5(B)(2)

Of the foregoing class of Preferred Stock, the Corporation hereby designates the rights, privileges, preferences and limitations of the Series B Preferred Stock as set forth below.
SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK
Relative Rights, Preferences and
Other Terms as Designated by the
Board of Directors

(a) Designation.  The distinctive designation of the series of Preferred Stock established hereby shall be the “Series B Convertible Redeemable Preferred Stock” (the “Series B Preferred Stock”).

(b) Number of Shares.  The total number of authorized shares of Series B Preferred Stock shall be 4,000 shares, no par value per share.

(c) Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

"Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Conversion Price” means the Conversion Price in effect at any given time.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal Federal holiday nor a day on which banking institutions in New York, New York and/or Atlanta, Georgia are authorized or required by law, regulation or executive order to close.

“Conversion Date” has the meaning set forth in Article 5B(2)(i)(1).

“Conversion Price” means the Initial Conversion Price, subject to adjustment as set forth herein.

“Dividend Period” means each period from and including a Payment Date (or the Original Issue Date for the first Dividend Period) to but excluding the next Payment Date.

“Dividend Rate” has the meaning set forth in Article 5B(2)(d)(2)(i).

“Exchange Property” has the meaning set forth in Article 5B(2)(k)(1).

“Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price (after the declaration thereof) pursuant to Article 5B(2)(i).

“Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Initial Conversion Price” means $4.00.

“Junior Securities” has the meaning set forth in Article 5B(2)(m).

“Liquidation” has the meaning set forth in Article 5B(2)(e)(1).

“Liquidation Preference” means, as to the Series B Preferred Stock, $1,000 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B Preferred Stock).

“Original Issue Date” means the date on which shares of the Series B Preferred Stock are first issued.

“Payment Date” has the meaning set forth in Article 5B(2)(d)(1).

“Parity Securities” has the meaning set forth in Article 5B(2)(m).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Record Date” has the meaning set forth in Article 5B(2)(d)(1).

“Reorganization Event” has the meaning set forth in Article 5B(2)(k)(1).

(d) Dividends.

(1) The Holders shall be entitled to receive, as, if and when declared by the Board of Directors, or a duly authorized committee thereof, out of assets of the Corporation legally available under Georgia law for the payment of dividends, non-cumulative cash dividends at the rate set forth below in this Article 5B(2)(d) applied to the $1,000 Liquidation Preference.  Such dividends shall be payable quarterly, in arrears, as, if and when declared by the Board of Directors, or a duly authorized committee thereof, on March 31, June 30, September 30, and December 31 (each a “Payment Date”) commencing on June 30, 2009; provided that if any such Payment Date is not a Business Day, then the Payment Date will be the next succeeding day that is a Business Day, unless such day falls in the next calendar month, in which case the Payment Date will be the immediately preceding Business Day.  No interest or additional dividends or other sums shall accrue or be payable on the amount so payable from the Payment Date to such next succeeding Business Day.  Dividends will be payable to the Holders as they appear in the shareholder records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the Payment Date falls or on such other date designated by the Board of Directors, or a duly authorized committee thereof, for the payment of dividends that is not more than 45 nor less than 15 days prior to the applicable Payment Date (each, a “Record Date”).

(2) (i) The dividend rate on the shares of Series B Preferred Stock for each Dividend Period (the “Dividend Rate”) shall be equal to 6.00%.

(ii) Dividends on the Series B Preferred Stock shall (if and when declared, as herein provided) be computed on the basis of a 360-day year and the actual number of days elapsed in each Dividend Period.  Accordingly, the amount of dividends payable per share for each Dividend Period for the Series B Preferred Stock shall (if and when declared, as herein provided) be equal to the product of (x) the Dividend Rate, (y) $1,000 and (z) a fraction, the numerator of which will be the actual number of days elapsed in such Dividend Period, and the denominator of which will be 360.  The amount of dividends payable on the Series B Preferred Stock shall be rounded to the nearest cent, with one-half cent being rounded upwards.

(3) Without limiting the rights set forth in Article 5B(2)(d), no dividends on the Series B Preferred Stock shall be declared by the Board of Directors, or a duly authorized committee thereof, or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation with the Federal Reserve Bank of Atlanta, the Georgia Department of Banking and Finance and/or the Federal Deposit Insurance Corporation prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law.

(4) Whenever dividends on the Series B Preferred Stock are in arrears, the Corporation shall not declare or pay, or set apart for payment, dividends with respect to, or redeem, purchase or acquire any of, its Parity Securities or Junior Securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stock purchase plan, (ii) any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, or (iii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.  If dividends payable pursuant to this Article 5(B)(2)(d) for any Payment Date are not paid in full, and there are issued and outstanding shares of Parity Securities with the same Payment Date, then all dividends declared on shares of the Series B Preferred Stock and such Parity Securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full quarterly dividends per share payable on the shares of the Series B Preferred Stock pursuant to this Article 5B(2)(d) and all such Parity Securities otherwise payable on such Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

(5) No dividends may be declared or paid or set aside for payment on any shares of Series B Preferred Stock if at the same time any arrears exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, prior to the Series B Preferred Stock.

(6) All dividends paid with respect to shares of the Series B Preferred Stock shall be paid pro rata to the holders of such shares entitled thereto.  The Holders shall not be entitled hereunder to any dividend, whether payable in cash, property or shares of any class or series (including the Series B Preferred Stock), in excess of the dividends on the Series B Preferred Stock as provided herein.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

(e) Liquidation Preference.

(1) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation (each, a “Liquidation”), the Holders shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders the Liquidation Preference, plus an amount equal to any accrued but unpaid dividends through and including the date of payment to the Holders, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to liquidation rights.  In the event that, upon such Liquidation, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all Parity Securities having the same liquidation preference, then the Holders and all other such classes or series of Parity Securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled, and the Holders will not be entitled to any further participation in any distribution of assets by the Corporation.

(2) Written notice of any Liquidation, stating the payment date or dates and the place or places on and at which the amounts distributable as a result thereof shall be payable, shall be given by first class mail, postage paid, not less than 30 nor more than 60 days prior to the first payment date stated therein, to each Holder of shares of Series B Preferred Stock at the respective addresses of such Holders as they appear on the Corporation’s stock transfer records.

(3) After payment to the Holders of the full liquidation amounts provided in this Article 5B(2)(e), the Holders, as such, will have no right or claim to any of the remaining assets of the Corporation.

(4) For purposes of this Article 5B(2)(e), the Corporation’s consolidation or merger with or into any other corporation or corporations, the sale or pledge of all or substantially all of the Corporation’s or its subsidiaries’ assets, or the sale of a controlling interest of the Corporation’s capital stock is not a Liquidation.

(f) Maturity.  The Series B Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Article 5(B)(2).

(g) Redemption.  Subject to its prior receipt of all required regulatory approvals, the Corporation may redeem the Series B Preferred Stock in accordance with the following provisions.

(1)       Redemption at the Corporation’s Option.  At any time after the Original Issue Date,  the Corporation may redeem all (but not less than all) of the shares of Series B Preferred Stock then outstanding and not converted into shares of Common Stock by giving written notice to the Holders of such election at least 15 days prior to the date on which such redemption is to be made (the “Redemption Date”).  Subject to Article 5B(2)(h), a Holder may elect to convert its shares of Series B Preferred Stock in accordance with Article 5B(2)(i) by delivering the documents required thereby to the Corporation at any time before the fifth (5th) day immediately preceding the Redemption Date.  Upon mailing its election to redeem the outstanding shares of Series B Preferred Stock pursuant to this Article 5(B)(2)(g), the Corporation shall be obligated to redeem all such outstanding shares not converted on the date specified in such notice (which shall be no earlier than 15 days after the date of the Corporation’s written notice of its election) at a price per share (the “Redemption Price”) equal to the Liquidation Preference plus accrued but unpaid dividends.

(2)       Redemption Payments. For each share of Series B Preferred Stock to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the Holder thereof (upon surrender by such Holder at the Corporation’s principal office of the certificate(s) representing such share(s)) an amount in cash equal to the Redemption Price.

(3)       Dividends After Redemption Date.  No shares of Series B Preferred Stock shall be entitled to any dividends accruing after the Redemption Date.  On such date, all rights of the Holders of such shares shall cease, and such shares shall no longer be deemed to be issued and outstanding.
(h) Conversion.

(1) Right to Convert.  Subject to the provisions of Article 5(B)(2)(h)(4) below, the Series B Preferred Stock shall be convertible, at the option of a Holder, at any time on or after June 25, 2012, into shares of Common Stock as set forth below.  A Holder may elect to convert all or any portion of its shares of Series B Preferred Stock in accordance with Article 5B(2)(h)(3) below.  The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing the Liquidation Preference by the Applicable Conversion Price (subject to the conversion procedures of Article 5B(2)(i) hereof).

(2) Accrued but Unpaid Dividends at Conversion.  Subject to the provisions of Article 5(B)(2)(h)(4) below, upon conversion of any shares of Series B Preferred Stock, the Holder shall have the right to receive an additional number of fully paid and non-assessable shares of Common Stock equal to the amount of all accrued and unpaid dividends on each such share of Series B Preferred Stock (other than previously declared dividends payable to a holder of record on a prior Record Date, which dividends shall be paid by the Corporation to such holder on the next Payment Date) to the Conversion Date, whether or not declared, divided by the Applicable Conversion Price.

(3) Partial Conversion.  A Holder may elect to cause less than all of the shares of Series B Preferred Stock held by such Holder to be converted pursuant to Article 5B(2)(h)(1), regardless of whether any other Holders elect to convert their shares of Series B Preferred Stock.

(4) Limitations on Conversion.

(i) Bank Regulatory Limitation.  Notwithstanding the foregoing provisions of this Article 5(B)(2)(h), the Corporation shall not effect the conversion of any shares of Series B Preferred Stock, and the Holder shall not have the right to convert any shares of Series B Preferred Stock, to the extent that after giving effect to such exercise, such Holder (together with such Holder's affiliates) would beneficially own in excess of 4.99% (the "Maximum Percentage") of the shares of Common Stock outstanding immediately after giving effect to such exercise, except that such limitation shall not apply in the event that the Holder obtains, at its expense, (A) such approvals of bank regulatory agencies as may be required in order to effect its acquisition of beneficial ownership of the Common Stock in excess of the Maximum Percentage, or (B) a written opinion from outside counsel that no such approval is required, which opinion shall be reasonably satisfactory to the Corporation.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of any remaining shares of Series B Preferred Stock beneficially owned by such Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Holder and its affiliates subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Article 5(B)(2)(h), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Corporation shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any conversion or exercise of securities of the Corporation by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(ii) Nasdaq Limitation.  The Corporation shall not be obligated to issue any shares of Common Stock upon conversion of the Series B Preferred Stock if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock that the Corporation may issue upon conversion of the Series B Preferred Stock without breaching the Corporation's shareholder approval obligations under the rules or regulations of the Nasdaq Stock Market (the "Exchange Cap"), except that such limitation shall not apply in the event that the Corporation (A) obtains the prior approval of its shareholders as required by the applicable rules of the Nasdaq Stock Market for issuances of shares of Common Stock in excess of such amount, or (B) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the Holders.  In the event that any Holder shall sell or otherwise transfer any of its Series B Preferred Stock, the transferee shall be allocated a pro rata portion of the Exchange Cap (the “Exchange Cap Allocation”) calculated based on the ratio of the number of shares of Common Stock underlying the transferee’s shares of Series B Preferred Stock and the total number of shares of Common Stock underlying the Series B Preferred Stock, and the restrictions of the prior sentence shall apply to such transferee’s Exchange Cap Allocation.  In the event that any Holder converts all of its Series B Preferred Stock into a number of shares of Common Stock that, in the aggregate, is less than such Holder's Exchange Cap Allocation, then the difference between such Holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Series B Preferred Stock on a pro rata basis in proportion to the shares of Common Stock underlying the Series B Preferred Stock then held by each such Holder.

(i) Conversion Procedures.

(1) Before any Holder of shares of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such Holder shall surrender the certificate or certificates therefor (to the extent that such shares were issued in certificate form), duly endorsed, at the office of the Corporation or of any transfer agent for such Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued and the number of shares of Series B Preferred Stock that the Holder is converting.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of shares of Series B Preferred Stock should be registered or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Corporation.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid or, in the event such shares of Common Stock are not certificated, a notice of issuance of such shares executed by an authorized officer of the Corporation.  Except as otherwise provided in Article 5B(2)(h), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (the “Conversion Date”).

(2) Shares of Series B Preferred Stock duly converted in accordance with these Articles, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance.  The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series B Preferred Stock below the number of shares of Series B Preferred Stock then outstanding.

(3) On the Conversion Date, an appropriate entry shall be made to the stock ledger of the Corporation to reflect the number of shares of Common Stock into which the shares of Series B Preferred Stock have been converted and the remaining shares of Series B Preferred Stock, if any.

(j) Anti-Dilution Adjustments.

(1) The Conversion Price shall be subject to the following adjustments.

(i) Stock Dividends and Distributions.  If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0

OS1
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 =
the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution, plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of outstanding shares of Common Stock at the applicable time shall not include shares acquired or otherwise owned or held by the Corporation.  If any dividend or distribution described in this clause (i) is declared but not so paid or made, then the Conversion Price shall be readjusted, effective as of the date the Board of Directors or a regulatory authority determines not to make or permit, as appropriate, such dividend or distribution, to the Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock.  If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0

OS1
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the effective time of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of outstanding shares of Common Stock at the applicable time shall not include shares acquired or otherwise owned or held by the Corporation.  If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, then the Conversion Price shall be readjusted, effective as of the date the Board of Directors not to subdivide, split or combine the outstanding shares of Common Stock, or a regulatory authority determines not to permit such actions, to the Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Below Conversion Price Issuances.  If the Corporation shall issue after the Original Issue Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Article 5B(2)(j)) be adjusted to a price determined by multiplying such Conversion Price by the following fraction:

OS0

OS1
Where,

OS0 =
the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Stock, plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price.

OS1 =	the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Stock, plus the number of shares of such Additional Stock.

For the purposes of this clause (iii), the number of outstanding shares of Common Stock at the applicable time shall not include shares acquired or otherwise owned or held by the Corporation.

(2) (i) All adjustments to the Conversion Price shall be calculated to the nearest cent, with one-half cent being rounded upwards.  No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that, on the Conversion Date, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if Holders participate in or receive the benefits of the transaction that would otherwise give rise to an adjustment, without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted.

(iii) The Applicable Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(B) upon the issuance of any shares of Common Stock or options, rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan (or similar arrangement) or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Original Issue Date and not substantially amended thereafter;

(D) for a change in the par value of the Common Stock; or

(E) for accrued and unpaid dividends on the Series B Preferred Stock.

(3)       In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.  In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(4)       In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Article 5B(2)(j):

(i)           The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Article 5B(2)(j)(3)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(ii)          The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article 5B(2)(j)(3)).  The issuance of options to purchase or rights to subscribe for Common Stock, securities convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities together with other securities of the Corporation in an integrated transaction in which no specific consideration is allocated to such options, rights or convertible or exchangeable securities shall be deemed to be issuance of shares of Common Stock at a per share consideration of $0.01.

(iii)         In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities (including but not limited to a change resulting from the antidilution provisions thereof), the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change.

(iv)        Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v)         The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article 5B(2)(j)(4)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article 5B(2)(j)(4)(iii) or (iv).  In the event of any adjustment to a Conversion Price as a result of the issuance of options, rights or convertible or exchangeable securities pursuant to this Article 5B(2)(j), no further adjustment to such Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities.

(5)       “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article 5B(2)(j)(4)) by the Corporation after the Purchase Date, other than in connection with a transaction described in Article 5B(2)(j)(2)(iii).

(3) Whenever the Conversion Price is to be adjusted in accordance with Article 5B(2)(j)(1) or (2), the Corporation shall: (i) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price, provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (ii) as soon as practicable following the determination of the revised Conversion Price, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(4) Without the approval of the Holders of a majority of the then outstanding shares of Series B Preferred Stock, the Corporation will not, by amendment of the Articles or through any recapitalization, reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the material terms to be observed or performed hereunder by the Corporation (including, without limitation, to affect the calculation of the Conversion Price in any way adverse to the Holders), but will at all times in good faith assist in the carrying out of all the provisions of Articles 5(B)(2)(i) and (j) hereof and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against undue impairment.

(5)  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Reorganization Events.

(1) In the event that, prior to any Conversion Date with respect to the shares of Series B Preferred Stock of any Holder, there occurs (any such event specified in the following clauses (i) through (iv), a “Reorganization Event”):

(i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

then each share of such Holder’s Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall automatically convert, effective as of the consummation of the Reorganization Event, into the type and amount of securities, cash and other property receivable in such Reorganization Event by the Holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) based on the greater of (i) the number of shares of Common Stock into which one share of Series B Preferred Stock would then otherwise be convertible and (ii) the number of shares of Common Stock that, if one share of Series B Preferred Stock were converted into such number of shares, would result in the fair market value of the securities, cash and other property receivable in such Reorganization Event by a Holder of such number of shares equaling the Liquidation Preference (such securities, cash and other property, the “Exchange Property”).  In the event that a Reorganization Event involves common stock of another Person as all or part of the consideration being offered in a fixed exchange ratio transaction, the fair market value per share of such common stock shall be determined by reference to (i) the average of the closing prices of such common stock for the ten trading day period ending immediately prior to the consummation of such Reorganization Event if the stock is publicly traded, or (ii) an appraisal to be performed by an independent firm acceptable to the Holders of a majority of the Series B Preferred Stock and to the Corporation or its successor.

(2) In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.

(3) The above provisions of this Article 5B(2)(k) shall similarly apply to successive Reorganization Events, and the provisions of Article 5B(2)(j) shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(4) The Corporation (or any successor) shall, (i) not less than ten Business Days before the setting of a record date in connection with determining those shareholders entitled to vote with respect to a Reorganization Event or (ii) if no such vote is required by law or contract or otherwise, not less than ten Business Days before the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.

(5) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Article 5B(2)(k).

(l) Voting Rights.

(1) Holders shall not be entitled to voting rights with respect to the Series B Preferred Stock, except as provided by applicable law.

(2) Notwithstanding anything to the contrary in this Article 5B(2)(l), the Corporation shall not, whether by merger, consolidation, recapitalization, entity conversion or otherwise (i) amend any of the rights and privileges of the Series B Preferred Stock set forth in this Article 5(B)(2) or (ii) authorize or create any new class or series of equity securities  ranking senior to the Series B Preferred Stock as to dividend rights or rights upon Liquidation, in either case without the consent of the majority of the issued and outstanding shares of Series B Preferred Stock.

(3) On each matter submitted to a vote of the Holders in accordance with applicable law, each share of Series B Preferred Stock shall be entitled to vote on an as-converted basis based on the number of shares of Common Stock into which each share of Series B Preferred Stock could be converted on the date of such vote.  With respect to each share of Series B Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

(m) Ranking.  The Series B Preferred Stock will, with respect to dividend rights and rights upon Liquidation rank (i) on a parity with any other class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights and rights upon Liquidation (collectively referred to as “Parity Securities”), and (ii) senior to the Common Stock and each other class or series of capital stock authorized, issued, outstanding or established after the Original Issue Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights upon Liquidation of the Corporation (collectively referred to as “Junior Securities”).  The Series B Preferred Stock will rank junior to all of the Corporation’s indebtedness.  For purposes of this Article 5B(2)(m), debt securities of the Corporation that are convertible into or exchangeable for shares of the Corporation’s capital stock or any other debt securities of the Corporation shall not constitute a class or series of shares of the Corporation’s capital stock.

(n) Headings, etc.  The headings hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.  The words “include,” “including” and derivatives thereof shall be without limitation by reason of enumeration or otherwise, the singular shall include the plural and vice versa.

(o) Severability of Provisions.  If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series B Preferred Stock set forth in these Articles are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the shares of Series B Preferred Stock set forth in these Articles that can be given effect without giving effect to the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision hereof unless so expressed herein.

(p) No Preemptive Rights.  No holder of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of any class of series (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of any class or series.

ARTICLE III

These Articles of Amendment were duly adopted on June 24, 2009.

ARTICLE IV

These Articles of Amendment were adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 14-2-602 of the Georgia Business Corporation Code.  Shareholder approval was not required pursuant to Section 14-2-602 of the Georgia Business Corporation Code.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Habersham Bancorp has caused these Articles of Amendment to be signed by David D. Stovall, its President and Chief Executive Officer, this 24th day of June, 2009.

HABERSHAM BANCORP

By:	/s/ David D. Stovall
Name:	David D. Stovall
Title:	President and Chief
Executive Officer

[Signature Page to Articles of Amendment]

Control No. J414285

STATE OF GEORGIA
Secretary of State
Corporations Division
315 West Tower
#2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE
OF
AMENDMENT

I, Karen C Handel, the Secretary of State and the Corporations Commissioner of the State of Georgia, hereby certify under the seal of my office that

HABERSHAM BANCORP
a Domestic Profit Corporation

has filed articles/certificate of amendment in the Office of the Secretary of State on 12/29/2008 and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles/certificate of amendment

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on December 29,2008

/s/ Karen C Handel Karen C Handel Secretary of State

Control No: J414285
Date Filed: 12/29/2008 08:52 AM
Karen C Handel
Secretary of State

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HABERSHAM BANCORP

1.

The name of the Corporation is Habersham Bancorp

2.

The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by inserting the following new Article 5B(l) immediately following Article 5B:

"ARTICLE 5B(1)

Of the foregoing class of Preferred Stock the Corporation hereby designates the rights, privileges, preferences, and limitations of the Series A Preferred Stock set forth below:

SERIES A NONCUMULATIVE PERPETUAL PREFERRED STOCK
Relative Rights and Preferences and Other Terms
As Designated By the Board of Directors

1.              Designation and Initial Number. The class of shares of preferred stock hereby authorized shall be designated "Series A Noncumulative Perpetual Preferred Stock" (hereinafter, the "Series A Preferred Stock"). The initial number of authorized shares of the Series A Preferred Stock shall be 10,000 shares, no par value. Defined terms used herein shall have the meanings ascribed to them in their context or in Section 10 hereof.

2.             Rank. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with each other class or. series of capital stock (except for Common Stock) of the Corporation, the terms of which do not expressly provide that such class or series will rank either junior or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Securities"), (ii) senior to the Corporation's Common Stock and each other class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Junior Securities"), and (iii) junior to each other class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, referred to as "Senior Securities"). The Corporation has the right to authorize and issue additional shares or classes or series of Junior Securities, Parity Securities or Senior Securities without the consent of the Holders.

3.              Voting Rights. The Holders shall not be entitled to vote on any matter except to the extent required by law. On those matters on which the Holders are entitled to vote, the Holders shall have the right to one vote for each share of Series A Preferred Stock, shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance with the Bylaws of the Corporation, and shall be entitled to vote in such manner as provided by law. Unless otherwise provided by law, the Holders shall vote together with the holders of Common Stock as a single class, and not as a separate class.

4.              Dividend Rights.

(a)            From and after the Effective Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, non-cumulative cash dividends at an annual rate of 6.0% of the Liquidation Preference (the "Dividends"). Any Dividends will be computed on the basis, of a 360-day year of twelve 30-day months, and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"), or if any such day is not a Business Day, on the first Business Day subsequent thereto. Each period from and including a Dividend Payment Date to but excluding the following Dividend Payment Date is herein referred to as a "Dividend Period."

(b)           Each Dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the fifteenth day of the month preceding the month in which the relevant Dividend Payment Date occurs or, if such date is not a Business Day, the first Business Day following such date.

(c)           Dividends on the Series A Preferred Stock are non-cumulative. If the Board of Directors does not declare a Dividend on the Series A Preferred Stock in respect of any Dividend Period, the Holders will have no right to receive any Dividend for such Dividend Period, and the Corporation will have no obligation to pay a Dividend for such Dividend Period, whether or not Dividends are declared and paid for any future Dividend Period with respect to the Series A Preferred Stock or the Common Stock or any other class or series of the Corporation's capital stock.

(d)           If full Dividends payable pursuant to Subparagraph 4(a) on all outstanding shares of the Series A Preferred Stock for any Dividend Period have not been declared and paid, the Corporation shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Securities during the next succeeding Dividend Period, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan or (ii) any declaration of a dividend in connection with any shareholders' rights plan, including with respect to any successor shareholders' rights plan, or the issuance of rights, stock or other property under any shareholders' rights plan, including with respect to any successor shareholders' rights plan, or the redemption or repurchase of rights pursuant thereto. If Dividends payable pursuant to Subparagraph 4(a) for any Dividend Period are not paid in full on the shares of the Series A Preferred Stock and there are issued and outstanding shares of Parity Securities with the same relevant payment date (or a payment date falling within the same. Dividend Period if the payment dates are not the same), then all dividends declared on shares of the Series A Preferred Stock and such Parity Securities on such date(s) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full quarterly Dividends per share payable on the shares of the Series A Preferred Stock pursuant to Subparagraph 4(a) and all such Parity Securities otherwise payable on such relevant payment date(s) (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

5.             Liquidation or Dissolution.

(a)           If the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at such time shall be entitled to receive, on a per share basis, the Liquidation Preference, plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, dissolution or winding up out of assets legally available for distribution to the Corporation's shareholders; before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities (such amount is herein referred to as the "Liquidation Value").

(b)           To the extent the payments required by Section 5(a) have been made in full to the Holders and to holders of any Parity Securities, the remaining assets and funds of the Corporation shall be distributed among the holders of the Junior Securities, according to their respective rights and preferences and in each case according to their respective shares.

(c)    If the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock as required by Section 5(a) and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(d)           Neither a change of control nor any purchase or redemption of stock of the Corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 5.

6.             Maturity. The Series A Preferred stock shall be perpetual.

7.             Repurchase Provision. Subject to regulatory approval and to such approval as may be expressly required pursuant to the terms of any preferred stock issued by the Corporation to and held by the U.S. Treasury, the Corporation shall have the right to repurchase all or any part of the Series A Preferred Stock at any time at a purchase price per share equal to the Liquidation Value. Any shares of Series A Preferred Stock that are repurchased by the Corporation shall revert to authorized but unissued shares of preferred stock (provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of preferred stock other than Series A Preferred Stock).

8.             No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of preferred stock of the Corporation into series and, within the limitations set forth in the Georgia Business Corporate Code, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the Corporation.

9.             General Provisions. In addition to the above provisions with respect to the Series A Preferred Stock, such Series A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation's Articles of Incorporation with respect to preferred stock generally.

10.           Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

(a)           The term "Business Day" means any day other than a Saturday, Sunday or any other day on which banks in Atlanta, Georgia are generally required or authorized by law to be closed.

(b)           The term "Common Stock has the meaning set forth in Section 2.

(c)           The term "Effective Date" means the effective date on which shares of the Series A Preferred Stock are first designated in Articles of Amendment filed with the Georgia Secretary of State pursuant to the provisions of O.C.G.A. § 14-2-602.

(d)           The term "Holder" means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(e)           The term "Liquidation Preference" means, as to the Series A Preferred Stock, $1,000 per share.

(f)            The term "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

11.            Notices. All notices required or permitted to be given by the Corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the Holders at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the Holder actually receives such notice."

3.

The foregoing amendment was duly adopted by the Corporation's Board of Directors on December 20, 2008 and shall be effective upon filing with the Georgia Secretary of State. Shareholder approval was not required pursuant to the provisions of Section 14-2-602 of the Georgia Business Corporation Code.

[Signature appears on next page]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly authorized officer this 29th day of December , 2008

HABERSHAM BANCORP

By:	/s/ Edward D. Ariail
Edward D. Ariail
Vice President and Corporate Secretary

Control No: J414285
Date Filed: 12/18/2008 03:31 PM
Karen C Handel
Secretary of State

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HABERSHAM BANCORP

1.

The name of the Corporation is Habersham Bancorp.

2.

The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by renumbering the current Article 5 as Article 5A and inserting the following new Article 5B immediately thereafter:

"ARTICLE 5B

(a)           The Corporation shall also be authorized to issue 10,000,000 shares of preferred stock, no par value ("Preferred Stock").

(b)           The Board of Directors of the Company is hereby granted the authority, subject to the provisions of this Article 5B and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.

(c)           The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund and

(vii)	Any other relative rights, preferences and limitations of that series.

(d)           The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the Company to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the Company shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock shall be entitled to share ratably in all the remaining assets of the Company."

3.

The foregoing amendment was duly adopted by the Corporation's Board of Directors on November 15, 2008 and was duly approved by its shareholders in accordance with the provisions of Section 14-2-1003 on December 17, 2008. It shall be effective upon filing of these Articles of Amendment with the Georgia Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly authorized officer this 17th day of December, 2008.

HABERSHAM BANCORP

By:	/s/ Edward D. Ariail
Edward D. Ariail
Vice President and Corporate Secretary

Secretary of State	DOCKET NUMBER	: 052130240
Corporations Division	CONTROL NUMBER	: J414285
315 West Tower	EFFECTIVE DATE	: 07/22/2005
#2 Martin Luther King, Jr. Dr.	REFERENCE	: 0045
Atlanta, Georgia 30334-1530	PRINT DATE	: 08/01/2005
	FORM NUMBER	: 119

JOEL CARTER
POWELL GOLDSTEIN LLP
1201 WEST PEACHTREE ST.
ATLANTA, GA   30309

CERTIFICATE OF SHARE EXCHANGE

I, Cathy Cox, the Secretary of State and the Corporations Commissioner of the State of Georgia, do hereby certify under the seal of my office that articles or certificate of share exchange have been filed on the effective date set forth above regarding

HABERSHAM BANCORP
A Georgia corporation
and
LIBERTY BANK & TRUST
A Georgia Bank

and that the fees have been paid as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles or certificate of share exchange.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.

/s/ Cathy Cox Cathy Cox Secretary of State

Certificate of Share Exchange
Between
Liberty Bank & Trust
and
Habersham  Bancorp

Pursuant to the provisions of Section 14-2-1105 of the Georgia Business Corporations Code, Habersham Bancorp, a corporation organized and existing under the laws of the State of Georgia (the "Company"), hereby executes the following Articles of Share Exchange:

1.            Pursuant to an Agreement and Plan of Share Exchange, dated as of February 23, 2005 (the "Agreement"), at the effective time set forth in Article 6 hereof, the Company will acquire all of the outstanding shares of Liberty Bank & Trust, bank chartered under the laws of the State of Georgia (the "Bank"), through a share exchange (the "Share Exchange"). Both the Company and the Bank will continue to exist for all legal and corporate purposes after the effective time of the Share Exchange.

2.            The executed Agreement is on file at the Company's principal place of business located at 282 Historic Highway 441 North, Cornelia, Habersham County, Georgia. A copy of the Agreement will be furnished by the Company, upon request and without cost, to the shareholders of the Company and the Bank.

3.            The Agreement was adopted and ratified by all of the shareholders of the Bank pursuant to a written unanimous consent dated July 21, 2005. The Bank has no other classes of capital stock entitled to vote on the Agreement.

4.            The Company's shareholders were not required to approve the Agreement

5.            The undersigned hereby certifies that the Company, as the acquiring corporation in the Share Exchange, will deliver the request for publication of a notice of filing of this Certificate of Share Exchange, together with payment therefor, as required by Section 14-2- 1105.1(b) of the Georgia Business Corporations Code.

6.            The Share Exchange shall be effective as of 11:58 p.m., Eastern Daylight Savings Time, on July 22,2005.

IN WITNESS WHEREOF, the acquiring corporation in the Share Exchange has caused this Certificate of Share Exchange to be executed in its name by its President and Chief Executive Officer and attested by its Secretary as of the 22nd day of July, 2005.

HABERSHAM BANCORP
[Corporate Seal]

	By:	/s/ David D. Stovall
David D. Stovall
President and Chief Executive Officer

	Attest:	/s/ Edward D. Ariail
Edward D.Ariail '
Secretary

Department of Banking and Finance
2990 Brandwine Road, Suite 200
Atlanta, Georgia 30341-5565
Sonny Perdue	770-986-1633	David G. Sorrell
Governor	www.gadbf.org	Commissioner

July 22, 2005

Honorable Cathy Cox
Secretary of State
Suite 306, West Tower
#2 Martin Luther King Jr. Drive
Atlanta, Georgia 30334

Re:	Articles of Share Exchange-Habersham Bancorp, Cornelia, Habersham County, Georgia, to acquire Liberty Bank & Trust, Toccoa, Stephens County, Georgia.

Articles of Merger-Liberty Bank &Trust, Toccoa, Stephens County, Georgia, to merge with and into Habersham Bank, Cornelia, Habersham County, Georgia.

Dear Ms. Cox:

On June 30, 2005 the Department approved the application of Habersham Bancorp to acquire Liberty Bank &Trust. Please find enclosed Articles of Share Exchange and expedited filing fee receipt for the share exchange transaction. The parties to the transaction would like to consummate the acquisition transaction via a share exchange on July 22, 2005 at 11:58 p.m.

Also, please find enclosed this Department’s Certificate of Approval, Articles of Merger, and expedited filing fee for the merger of Liberty Bank & Trust with and into Habersham Bank. It appears that all requirements of law have been completed and the Certificate of Merger may be issued by your office. The parties to the merger would like for the effective date of the merger to be July 22, 2005 at 11:59 p.m.

If you have any questions regarding the transactions, please contact the undersigned at (770)986-1645.

Sincerely,

/s/ Murnli Ramachundrao
Murnli Ramachundrao
Corporate Manager, Financial Institutions

cc:	Mr. Joel B. Carter
Powell Goldstein LLP
One Atlanta Center, Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta Georgia 30309-3488

Secretary of State	DOCKET NUMBER	:	001431045
Corporations Division	CONTROL NUMBER	:	J414285
315 West Tower	EFFECTIVE DATE	:	05/22/2000
#2 Martin Luther King, Jr. Dr.	REFERENCE	:	0093
Atlanta, Georgia 30334-1530	PRINT DATE	:	05/22/2000
	FORM NUMBER	:	111

POWELL GOLDSTEIN FRAZER & MURPHY
JEANNIE OSBORNE
16TH FL., 191 PEACHTREE ST.,NE
ATLANTA, GA 30303

CERTIFICATE OF AMENDMENT

I, Cathy Cox, the Secretary of State and the Corporations Commissioner of the State of Georgia, do hereby certify under the seal of my office that

HABERSHAM BANCORP
A DOMESTIC PROFIT CORPORATION

has filed articles of amendment in the Office of the Secretary of State and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.

/s/ Cathy Cox Cathy Cox Secretary of State

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HABERSHAM BANCORP

1.

The name of the Corporation is Habersham Bancorp.

2.

The Corporation hereby amends Article 9 of its Amended and Restated Articles of Incorporation by deleting Article 9 in its entirety and inserting in lieu thereof a new Article 9 as follows:

"9.
The number of directors of the Company shall be not less than five nor more than 25 and within that minimum and maximum shall be such number as shall be from time to time specified by the shareholders or the Board of Directors of the Corporation."

3.

The foregoing amendment was duly approved by the Corporation's Board of Directors on January 29, 2000 and by its shareholders on April 15, 2000.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be sighed by its duly authorized officer this 15th day of April, 2000.

HABERSHAM BANCORP

By:	/s/ Edward D. Ariail
Edward D.Ariail
Vice President and Corporate Secretary

Secretary of State	DOCKET NUMBER	:	951810326
Corporations Division	CONTROL NUMBER	:	8414285
315 West Tower	EFFECTIVE DATE	:	06/30/1995
2 Martin Luther King, Jr. Dr.	REFERENCE	:	0069
Atlanta, Georgia 30334-1530	PRINT DATE	:	06/30/1995
	FORM NUMBER	:	411

POWELL, GOLDSTEIN, FRAZER & MURPHY
DEBRA L. SKAL
191 PEACHTREE ST, NE, 16TH FLOOR
ATLANTA, GEORGIA 30303

CERTIFICATE OF MERGER

I, MAX CLELAND, Secretary of State of the State of Georgia, do hereby issue this certificate pursuant to Title 14 of the Official Code of Georgia Annotated certifying that articles or a certificate of merger and fees have been filed regarding the merger of the below entities, effective as of the date shown above. Attached is a true and correct copy of said filing.

Surviving Entity:

HABERSHAM BANCORP, a Georgia corporation

Non-Surviving Entity:

SECURITY BANCORP, INC., a Georgia corporation

/s/ MAX CLELAND MAX CLELAND SECRETARY OF STATE

CORPORATIONS 656-2817  ●  CORPORATIONS HOT-LINE 404-656-2222 (Outside Metro-Atlanta)

CERTIFICATE OF MERGER
OF
SECURITY BANCORP, INC.
WITH AND INTO
HABERSHAM BANCORP

Pursuant to the provisions of Section 14-2-1105 of the Georgia Business Corporation Code, HABERSHAM BANCORP, a corporation organized and existing under the laws of the State of Georgia ("Habersham") hereby executes the following Certificate of Merger:

1.
Pursuant to an Agreement and Plan of Merger dated as of January 16,1995 (the "Agreement"), at the effective time set forth in Paragraph 9 of this Certificate of Merger, SECURITY BANCORP, INC., a corporation organized and existing under the laws of the State of Georgia ("Security"), will merge with and into Habersham (the "Merger").

2.	Habersham will be the surviving corporation resulting from the Merger and will continue to operate under the name "Habersham Bancorp."

3.	Habersham will not amend its Articles of Incorporation as a result of the Merger.

4.
The executed Agreement is on file at Habersham's principal place of business located at Highway 441 North, P.O. Box 1980, Cornelia, Georgia 30531. A copy of the Agreement will be furnished by Habersham, on request and without cost, to the shareholders of Habersham and Security.

5.
The Agreement was required to be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the $1.00 par value common stock of Security ("Security Common Stock"). At the close of business on the record date for determining the holders of Security Common Stock entitled to vote with respect to the Agreement, there were 525,000 shares of Security Common Stock issued and outstanding. Accordingly, the affirmative vote of 262,501 shares of Security Common Stock was required to adopt the Agreement. In a meeting of Security shareholders held on June 15, 1995, the Agreement was adopted by the affirmative vote of the holders of 469,073 shares of Security Common Stock. Security has no other classes of capital stock entitled to vote on the Agreement.

6.	The Agreement was not required to be adopted by the shareholders of Habersham.

7.	All provisions of the laws of the State of Georgia applicable to the Merger have been complied with.

8.
The undersigned hereby certifies that the surviving corporation of the Merger will deliver the request for publication of a notice of filing of this Certificate of Merger, together with payment therefor, as required by Section 14-2-1105.1(b) of the Georgia Business Corporation Code.

Secretary of State	DOCKET NUMBER	:	951240333
Corporations Division	CONTROL NUMBER	:	8414285
Suite 315 West Tower	EFFECTIVE DATE	:	04/17/1995
2 Martin Luther King, Jr. Dr.	REFERENCE	:	0069
Atlanta, Georgia 30334-1530	PRINT DATE	:	05/04/1995
	FORM NUMBER	:	0111

POWELL, GOLDSTEIN, FRAZER & MURPHY
CAROL I. MCEWEN
191 PEACHTREE STREET, NE, 16TH FLR
ATLANTA, GA 30303

CERTIFICATE OF AMENDMENT

I, MAX CLELAND, Secretary of State and the Corporation Commissioner of the State of Georgia, do hereby certify under the seal of my office that

HABERSHAM BANCORP
A DOMESTIC PROFIT CORPORATION

has filed articles of amendment in the office of the Secretary of State and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.

/S/ MAX CLELAND MAX CLELAND SECRETARY OF STATE

CORPORATIONS 656-2817 • CORPORATIONS HOT-LINE 404-656-2222 (Outside Metro-Atlanta)

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
HABERSHAM BANCORP

1.

The name of the corporation is HABERSHAM BANCORP.

2.

The corporation hereby amends its Articles of Incorporation by deleting Article 5 thereof in its entirely and substituting in lieu thereof the following:

"The Corporation shall have the authority to issue Ten Million (10,000,000) shares of common stock."

3.

A resolution of the Board of Directors to so amend the Articles of Incorporation of the corporation was adopted on January 21, 1995. Such amendment was recommended to the shareholders and was duly approved by the shareholders of the corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code at a meeting held on April 15, 1995.

4.

The corporation further amends its Articles of Incorporation by adding the following new Article 5A thereto:

"The par value of the common stock of the Company shall be $1.00 per share."

All other provisions of the Articles of Incorporation shall remain in full force and effect.

5.

The amendment set forth in Section 4. above was unanimously approved by the members of the Board of Directors of the corporation on January 21, 1995.  Shareholder action was not required.

IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be signed by its duly authorized officer, this 17th day of April, 1995.

HABERSHAM BANCORP

/s/ Edward D. Ariail
Edward D. Ariail
Vice President and Secretary

ARTICLES OF AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION OF
HABERSHAM BANCORP

1.

The name of the Corporation is:

Habersham Bancorp.

2.

The Restated Articles of Incorporation of the Corporation are amended by adding new Articles 14 and 15 as follows:

14.

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of any duty as a director, except for liability for:

(a)	any appropriation, in violation of his duties, of any business opportunity of the Corporation;

(b)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)	the types of liability set forth in Section 14-2-154 of the Official Code of Georgia Annotated; or

(d)	any transaction from which the director derived an improper material tangible personal benefit.

If, after approval by the shareholders of this Article, the Official Code of Georgia Annotated is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Official Code of Georgia Annotated, as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

15.

Should an provision of the Articles of Incorporation of the Corporation, as amended and restated, or any clause thereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of the Articles of Incorporation of the Corporation, as amended and restated, shall remain valid and fully enforceable.

3.

The foregoing amendment to the Restated Articles of Incorporation was duly adopted by the shareholders of the Corporation entitled to vote thereon at a meeting held April 16, 1988.  As of the record date, there were 175,000 shares of the Corporation's common stock issued, outstanding and entitled to vote on the amendment.  The affirmative vote of the holders of a majority of the outstanding shares (87501  shares) was required to adopt the amendment. Of the 175,000 shares outstanding and entitled to vote, 138,081 shares were voted in favor of the amendment. IN WITNESS WHEREOF, the undersigned officers of the Corporation have hereunto executed these Articles of Amendment to the Restated Articles of Incorporation this 16th day of April, 1988.

HABERSHAM BANCORP

	By:	/s/ R. Allen Smith
R. Allen Smith
ATTEST:		President

/s/ David D. Stovall
David D. Stovall
Comptroller, Secretary & Treasurer

[CORPORATE SEAL]

74912147G

I Max Cleland, Secretary of State of the State of Georgia, do hereby certify that the articles of incorporation of "HABERSHAM BANCORP", have been duly restated under the laws of the State of Georgia on the 7th day of September, 1984, and have been amended by the filing of restated articles of incorporation in the office of the Secretary of State and the fees therefor paid, as provided by law, and that attached hereto is a true copy of said restated articles of incorporation.

IN TESTIMONY WHEREOF. I have hereunto set my hand and affixed the seal of my office, at the Capitol in the City of Atlanta, this 7th day of September in the year of our Lord One Thousand Nine Hundred and Eighty Four and of the Independence of the United States of America the Two Hundred and Nine

/S/ MAX CLELAND
SECRETARY OF STATE, EX-OFFICIO CORPORATION
COMMISSIONER OF THE STATE OF GEORGIA

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HABERSHAM BANCORP

1.

The name of the Corporation is:  "HABERSHAM BANCORP."

2.

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

3.

The Corporation shall have perpetual duration.

4.

The Corporation is organized for the purpose of doing any and all things which a corporation may now or hereafter be authorized to do under the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto, or substituted therefor; including, but not by way of limitation, the following specific purposes:

(a)    To act as a holding company and to acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge or otherwise dispose of shares, or voting trust certificates or depositary receipts for shares, or capital stock of, or any bonds, notes, debentures, or other evidences of indebtedness, options, warrants or other securities issued by, other businesses of any lawful character, including, but not limited to, banks, insurance agencies and companies, mortgage loan and servicing companies, trust companies, data processing companies, courier or messenger companies and any other businesses providing goods or services related to banking; and

(b)    To operate insurance agencies, to make and acquire mortgage loans and render mortgage loan services, to provide courier or messenger services and to provide other goods or services related to banking.

To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which at any time appear conducive to or expedient for the protection or benefit of the Corporation.

IN FURTHERANCE OF AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Georgia and the objects and purposes herein set forth, it is expressly provided that, to such extent as a corporation organized under the Georgia Business Corporation Code may now or hereafter lawfully do, the Corporation shall have the power to do, either as principal or agent and either alone or in connection with other corporations, firms or individuals, all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be authorized to do or to exercise under the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto or substituted therefor.

The foregoing provisions of this Article 4 shall be construed both as purposes and powers and each as an independent purpose and power.    The foregoing enumeration of specific purposes and powers herein specified shall,  except when otherwise provided in this Article 4, be in no wise limited or restricted by reference to, or inference from, the terms of any provision of this or any Article of these Articles of Incorporation.

5.

The Corporation shall have authority to issue One Million (1,000,000) shares of $2.50 par value common stock.

6.

The Corporation shall be entitled to purchase its own shares out of its unreserved and unrestricted earned and capital surplus available therefor.
7.

The Corporation shall be entitled to distribute a portion of its assets to its shareholders out of capital surplus available therefor.
8.

The pre-emptive right of any shareholder to acquire authorized and unissued shares of the Corporation is denied.

9.

(a)    The Board of Directors, when it consists of nine or more members, shall be divided into three (3) classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible.    Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years and each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his successor or until his earlier resignation, death or removal from office.  Upon the expiration of the initial terms of office for each Class of directors, the directors of each Class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

(b)    Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 9 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

10.

(a)    Except as provided in paragraph (b) of this Article 10, the Board of Directors shall have the right to adopt, amend or repeal the By-laws of the Corporation by the affirmative vote of a majority of all directors then in office, and the shareholders shall have such right by the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b)    Notwithstanding subparagraph (a) of this Article 10, any amendment of the By-laws of the Corporation changing the number of directors shall require the affirmative vote of at least two-thirds (2/3) of the directors then in office or the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

(c)    Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 10 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

11.

(a)    At any shareholders' meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed without cause only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b)    At any shareholders' meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed with cause only by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(c)    For purposes of this Article 11, a director of the Corporation may only be removed for cause if (i) the director has been convicted of a felony; (ii) any bank regulatory authority having jurisdiction over the Corporation requests or demands the removal; or (iii) at least two-thirds (2/3) of the directors of the Corporation then in office, excluding the director to be removed, determine that the director's conduct has been inimical to the best interests of the Corporation.

(d)    Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 11 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

12.

(a)    Except as set forth in subparagraph (d) of this Article 12,  the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon shall be required to approve:

(i)	any merger or consolidation of the Corporation with or into any other corporation; and

(ii)	any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity;

if, as of the record date for determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity which is a party to such a transaction is the beneficial owner, directly or indirectly, of five percent (5%) or more of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b)    For purposes of this Article 12, any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of the Corporation:

(i)	which it owns directly, whether or not of record; or

(ii)	which it has the right to acquire, pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise; or

(iii)
which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of subparagraph (b)(ii) above) , by an "affiliate" or "associate" (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1984) of the other corporation, person or entity; or

(iv)
which are beneficially owned, directly or indirectly (including shares deemed owned through application of subparagraph (b)(ii) above), by any other corporation, person or entity with which it or its "affiliate" or "associate" (as defined above) has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of the Corporation.

For the purpose of determining whether a corporation, person or entity is the beneficial owner of one or more of the issued and outstanding shares of the Corporation, the issued and outstanding shares of the Corporation shall include shares not in fact issued and outstanding but deemed owned through the application of clauses (b)(ii), (iii) and (iv) above, but shall not include any other shares which are not then issued and outstanding but which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options or otherwise.

(c)    The Board of Directors shall have the power and duty to determine for the purposes of this Article 12, on the basis of information known to the Corporation, whether:

(i)
such other corporation, person or entity beneficially owns, directly or indirectly, more that five percent (5%) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors;

(ii)	a corporation, person or entity is an "affiliate" or "associate" (as defined above) of another;

(iii)	any sale, lease, exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation;

(iv)
the memorandum of understanding referred to in subparagraph (d) below is substantially consistent with the transaction covered, thereby. Any such determination shall be conclusive and binding for all purposes of this Article 16.

(d)    The provisions of this Article 12 shall not apply to:

(i)
any merger or similar transaction with any corporation if two-thirds (2/3) of the directors of the Corporation then in office has approved a memorandum of understanding with such other corporation with respect to such transaction prior to the time that such other corporation shall have become the beneficial owner of more than five percent (5%) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors; or, after such acquisition of 5% of the issued and outstanding shares, if two-thirds (2/3) or more of the directors then holding office approve such transaction prior to its consummation; or

(ii)
any merger or consolidation of the Corporation with, or any sale or lease to the Corporation (or any subsidiary thereof) of any assets of, or any sale or lease by the Corporation (or any subsidiary thereof) of any of its assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in an election of directors is owned of record or beneficially by the Corporation and its subsidiaries.

(e)    Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 12 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

13.

(a)    The Board of Directors, when evaluating any offer of another party (a) to make a tender offer or exchange offer for any equity security of the Corporation, (b) to merge or consolidate any other corporation with the Corporation, or (c) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors,  including without limitation:    (i) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary banks of the Corporation are charged with providing support to and being involved in the communities they serve); and (ii) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then-estimate of the future value of the Corporation as an independent entity.

(b)    Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 13 may be amended or rescinded only by the affirmative vote of the holders' of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

The original Articles of Incorporation (the "Original Articles") of the Corporation are superseded in their entirety by the foregoing Amended and Restated Articles of Incorporation (the "Amended Articles") of the Corporation.    The Amended Articles reflect the addition of Articles 9 through 13 to the Original Articles.    Apart from the foregoing additions and those provisions of the Original Articles which, by statute, need not be included herein, the provisions of the Amended Articles merely restate the provisions of the Original Articles.

The Board of Directors of the Corporation authorized the amendment and restatement of the Original Articles on the 18th day of August, 1984.  The sole shareholder of the Corporation, who owns all of the 200 issued and outstanding shares of common stock, $2.50 par value, approved such amendment and restatement on the 18th day of August, 1984.  The affirmative vote of a majority of the issued and outstanding shares of the Corporation was required to adopt such amendment and restatement.

IN WITNESS WHERE OF, the undersigned has executed these Amended and Restated Articles of Incorporation, this 4th day of September, 1984.

HABERSHAM BANCORP
[CORPORATE SEAL]
	By:	/s/ R. Allen Smith
R. Allen Smith
President

ATTEST
/s/ David D. Stovall
David D. Stovall
Secretary & Treasurer

DUPLICATE

"HABERSHAM BANCORP"

has been duly incorporated under the laws of the Slate of Georgia on the 9th day of  March 1984, by the filing of articles of incorporation in the office of the Secretary of State and the fees therefor paid. as provided by law. and that attached hereto is a true copy of said articles of incorporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the seal of my office, at the Capitol, ill the City of Atlanta, this 9th day of March in the year of our Lord One Thousand Nine Hundred and Eighty Four and of the Independence of the United States of America the Two Hundred and Eight •

/S/ MAX CLELAND
SECRETARY OF STATE. EX-OFFICIO CORPORATION
COMMISSIONER OF THE STATE OF GEORGIA

ARTICLES OF INCORPORATION

I.

The name of the corporation is:

HABERSHAM BANCORP.

II.

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

III.

The Corporation shall have perpetual duration.

IV.

The Corporation is organized for the purpose of doing any and all things which a corporation may now or hereafter be authorized to do under the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto, or substituted therefor, including, but not by way of limitation, the following specific purposes:

(a)    To act as a holding company and to acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge or otherwise dispose of shares, or voting trust certificates or depositary receipts for shares, or capital stock of, or any bonds, notes, debentures, or other evidences of indebtedness, options, warrants or other securities issued by, other businesses of any lawful character, including, but not limited to, banks, insurance agencies and companies, mortgage loan and servicing companies, trust companies, data processing companies, courier or messenger companies and any other businesses providing goods or services related to banking; and

(b)    To operate insurance agencies, to make and acquire mortgage loans and render mortgage loan services, to provide data processing and management services, to provide factoring services, to provide courier or messenger services and to provide other goods or services related to banking.

To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the  protection or benefit of the Corporation.

IN FURTHERANCE OF AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Georgia and the objects and purposes herein set forth, it is expressly provided that to such extent as a corporation organized under the Georgia Business Corporation Code may now or hereafter lawfully do, the Corporation shall have the power to do, either as principal or agent and either alone or in connection with other corporations, firms or individuals, all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be authorized to do or to exercise under the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto or substituted therefor.

The foregoing provisions of this Article IV shall be construed both as purposes and powers and each as an independent purpose and power.  The foregoing enumeration of specific purposes and powers herein specified shall, except when otherwise provided in this Article IV, be in no wise limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of these Articles of Incorporation.

V.

The total number of shares of capital stock which the Corporation shall have authority to issue is ONE MILLION (1,000,000) SHARES of common stock of $2.50 par value per share.

The Corporation may purchase its own shares of capital stock out of unreserved and unrestricted earned surplus and capital surplus available therefor and as otherwise provided by law.

The voting powers, designations, preferences and relative rights of the shareholders of the Corporation are as follows:

Subject to the provisions of any applicable law, or of the By-Laws of the Corporation as from time to time amended with respect to the fixing of a record date for the determination of shareholders entitled to vote and except as otherwise provided by any applicable law, the holders of outstanding shares of Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes, with each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation in the election of directors and on all other matters presented to the shareholders.

The Board of Directors may from time to time distribute to stockholders out of capital surplus of the Corporation a portion of its assets, in cash or in property.

VI.

None of the holders of any capital stock of the Corporation of any kind, class or series now or hereafter authorized shall have preemptive rights with respect to any shares of capital stock of the Corporation of any king, class or series now or hereafter authorized.

VII.

The initial registered office of the Corporation shall be at Highway 441 North, Cornelia, Habersham County, Georgia, 30531 (mailing address: P. O. Box 1980, Cornelia, Georgia  30531).   The initial registered agent of the Corporation shall be David D. Stovall.

VIII.

The initial Board of Directors shall be composed of five (5) Directors as follows:

1.	Tom Arrendale	3.	Lee Arrendale
	Arrendale Street		Hwy. 441 North
	Clarkesville, Georgia 30523		Clarkesville, Georgia 30523

2.	R. Allen Smith
Route 2
Cornelia, Georgia 30531

4.	James J. Holcomb
Hwy, 197 South
Clarkesville, Georgia 30523

5.	Carroll Milam, Jr
Windy Hill
Mt. Airy, Georgia 30563

IX.

The name and address of the incorporator is:

Johnny R. Myers
Route 2 Box 2590
Cornelia, Georgia 30531

X.

The Corporation shall not commence business until it shall have received not less than $500 in payment for the issuance of shares of stock.

IN WITNESS WHEREOF, the undersigned executed these Articles of Incorporation.

/s/ Johnny R. Myers
Incorporator

CONSENT TO APPOINTMENT AS REGISTERED AGENT

TO:	Max Cleland
Secretary of State
Corporations Division
Floyd Towers
Plaza Level - West
200 Piedmont Avenue, S. E.
Atlanta, Georgia 30334

I, DAVID D. STOVALL, do hereby consent to serve as registered for the corporation "HABERSHAM BANCORP.".

This  2nd day of March, 1984.

/s/ David D. Stovall
David D. Stoval

Address of Registered Agent:

P. 0. Box 1980
Cornelia, Georgia 30531

based on a diligent search of the records on file in this office, I find that the name of the following proposed domestic corporation to wit

"HABERSHAM BANCORP"

is not identical with or confusingly similar to the name of any other existing domestic or domesticated or foreign corporation registered in the records on file in this office or to the name of any other proposed domestic or domesticated, or foreign corporation as shown by a certificate of the Secretary of State heretofore issued and presently effective.

This certificate is in full force and effective for a period of 4 calendar months from date of issuance. After such period of time, this certificate is void.

In TESTIMONY WHEREOF, I have hereunto set my hand and affixed the seal of my office, at the Capitol, in the City of Atlanta, this 28th day of February, in the year of our Lord One Thousand Nine Hundred and Eighty Four and of the Independence of the United States of America the Two Hundred and Eight.

/S/ MAX CLELAND
84059139	SECRETARY OF STATE EX-OFFICIO CORPORATION COMMISSIONER OF THE STATE OF GEORGIA